Q4 2017 Sterling Construction Company Inc Earnings Call
Houston Mar 7, 2018 (Thomson StreetEvents) -- Edited Transcript of Sterling Construction Company Inc earnings conference call or presentation Tuesday, March 6, 2018 at 2:00:00pm GMT

CORPORATE PARTICIPANTS
Jennifer Maxwell, Sterling Construction Company, Inc. - Director of IR
Joseph A. Cutillo, Sterling Construction Company, Inc. - CEO, President and Director
Ronald A. Ballschmiede, Sterling Construction Company, Inc. - CFO, CAO, EVP and Treasurer

CONFERENCE CALL PARTICIPANTS
Aron English
Jonathan DeCourcey
Sean D. Eastman, KeyBanc Capital Markets Inc., Research Division - Associate
William James Newby, D.A. Davidson & Co., Research Division - Research Associate

PRESENTATION
Operator
Greetings, and welcome to Sterling Construction Fourth Quarter and Full Year 2017 Earnings Call. (Operator Instructions) As a reminder, this conference is being recorded.
I would now like to turn the conference over to your host, Jennifer Maxwell, Director of Investor Relations.
Jennifer Maxwell, Sterling Construction Company, Inc. - Director of IR
Thank you, Sherri. Good morning. Welcome to Sterling's 2017 Fourth Quarter and Full Year Earnings Conference Call. I am pleased to be here today with Joe Cutillo, Sterling's Chief Executive Officer; and Ron Ballschmiede, Sterling's Chief Financial Officer. Joe will provide us with commentary on the performance of the company and color around market trends. Ron will walk us through a detailed discussion of the financial results for the quarter and the full year as well as guidance for 2018. Following that, we will open up the call for questions. We would like to begin with an overview of the company's Safe Harbor language. Some of the discussions today may include forward-looking statements. Actual results could differ materially from statements made today. Please refer to Sterling's most recent 10-K and 10-Q filings for a more complete description of risk factors that could affect these projections and assumptions. The company assumes no obligation to update forward-looking statements as a result of new information, future events or otherwise. With that out of the way, I'd like to turn the call over to Joe.
Joseph A. Cutillo, Sterling Construction Company, Inc. - CEO, President and Director
Thanks, Jennifer. Good morning, everyone, and thank you for joining today's call. I'd like to start off by saying, wow, what a great finish to a truly amazing and transformational year for Sterling, its employees and its shareholders. The fourth quarter capped off one of the -- our best years in recent history. The continued outstanding performance of Sterling's core businesses, combined with the record performance of our recent acquisition, Tealstone, enabled us, for the first time since 2010, to be profitable in the fourth quarter. Compared to the fourth quarter prior year, our revenue was up 51%. Our gross profit was up 278%, and our net income was up 149%. These results are truly amazing, and I'd like to take a second to thank the 1700-plus Sterling employees out there for the great job they are doing and ask them to keep up the good work.
As I said earlier, 2017 was truly a transformational year for the company. In addition to the great financial performance, which I'll talk about shortly, we made significant progress making our job sites safer for our employees and customers. In 2017, we reduced both lost time and recordable incidents by over 10%. We continue to add talent as we built out the rest of our management team. We refinanced the company and made a game-changing acquisition. We remain disciplined at the bid table and continue to improve our execution. Our 2017 jobs, on average, performed $900,000 above the estimated margin compared to our 2016 jobs, which performed at $6.3 million below our estimated margins. All this happened while we were distracted by hurricanes, wildfires and mudslides. In addition, we were relisted on the Russell 2000 Index, increased our average daily share volume by over 200% and outperformed both our peers and the S&P 500. For the full year 2017, our revenue was up 39% or $268 million, our gross profit grew by 111%, our net income increased by 226% or $21 million. In addition, our cash balance ended north of $84 million. We exceeded our original guidance and approximated the midpoint of our revised guidance. Our backlog remained relatively flat. However, our backlog at the end of 2017, as $115 million less of shared joint-venture revenue, does not include any Tealstone residential backlog and has a gross margin 200 basis points higher than the prior year. We continue to make significant progress towards diversifying our customer base and ended the year with approximately 30% of our backlog in non-heavy highway. Our core markets remain robust, and we have positioned the company for an outstanding 2018. For full year 2018, we will grow our total revenues to over $1 billion, and we will more than double our net income to be between $23 million and $26 million.
With that, I'd like to turn it over to Ron to discuss our fourth quarter, full year and 2018 guidance in more detail. Ron?
Ronald A. Ballschmiede, Sterling Construction Company, Inc. - CFO, CAO, EVP and Treasurer
Thanks, Joe, and good morning, everybody. I'm pleased to discuss another strong quarter and full year of operating results, the strongest performance in over 6 years. As a reminder, our 2017 financials include the financial results of Tealstone since the April 3, 2017 acquisition closing date. I will be discussing the specific Tealstone financial performance shortly. Additionally, as a reminder, beginning with the acquisition date, we moved from our historical single-reporting segment presentation to 2 operating segments: Heavy Civil Construction and Residential Construction. Heavy Civil Construction contains our historical single-reporting segment, plus the acquired Commercial Construction business of Tealstone. The Residential Construction segment includes Tealstone's residential concrete foundations for single-family homes. At December 31, 2017, our Heavy Civil Construction segment backlog was $745 million compared to $823 million at the end of 2016. The gross margin in our -- in that backlog was 8.4% at December 31, 2017 compared to 8.2% at the end of '16. Unsigned low-bid awards totaled $250 million, an increase from $226 million at the beginning of the year. We refer to the combination of our backlog and our unsigned low-bid awards as combined backlog. We finished 2017 with combined backlog of $995 million, essentially flat, with the comparable amount at the end of 2006 of slightly over $1 billion. Just as a reminder, our backlog is comprised entirely of Heavy Civil Construction projects. Residential Construction does not report backlog, reflecting the short-term performance cycle of concrete slabs, which is typically less than a couple of weeks. Residential Construction contributed $108 million or 11% of our revenues. Of course, we expect those amounts to increase, as we will include a full year of Residential Construction in 2018. Our 2017 book-to-burn factor was 94% and 91% for combined backlog and backlog, respectively. The slightly lower than 100% consolidated book-to-burn factors reflect the significant revenues generated by our 2 large Rocky Mountain area construction joint-venture contracts, which were awarded in early '16 and early '17. Those 2 projects earned slightly over $60 million of incremental revenues in '17 over '16. Revenues for the fourth quarter of 2017 were $254 million, an increase of $86 million or 51% over the comparable 2016 quarter. Our full year 2017 revenues totaled $958 million, an increase of $268 million or 39% over '16. Slightly over 50% of the revenues increase for both the 2018 (sic) [2017] fourth quarter and the year was attributable to the Tealstone acquisition, with the balance of revenue growth generated from our legacy heavy highway operations. The Residential Construction markets in our primary geographies continue to see steady growth. Our business in Dallas, which is our principle residential market, continues to perform in excess of overall market growth rates. The increase in legacy Heavy Civil Construction revenues for both 2017 periods, that is the fourth quarter and full year, were primarily from our large construction joint-venture projects and other projects in the Rocky Mountain region. Our full year revenue exceeded our updated revenue guidance for 2017 of $915 million to $935 million due to better-than-historically-expected construction weather in the Western United States. Gross profit was $24 million in the fourth quarter of 2017, an increase of $14 million from the prior year quarter. Gross margin grew 560 basis points to 9.4%. Heavy Civil Construction gross margins improved by 430 basis points, primarily as a result of project charges in the fourth quarter of 2016 and the recognition of improved margins in the 2017 backlog, and therefore, 2017 revenues. The inclusion of the acquired Residential Construction component of Tealstone --of the Tealstone acquisition provided approximately 130 basis points to increase -- to the increased fourth quarter margins.
Full year 2017 gross profit increased to $89 million or 9.3% of revenues compared to $42 million or 6.1% of revenues in 2016. Again, approximately 50% of the year-over-year increase in gross profit was attributable to the inclusion of 9 months of operations from the Tealstone acquisition. The remaining 50% improvement in gross profit relate to our legacy Heavy Civil units. The increased gross profit included approximately $7 million from improved project management and execution, $13 million from increased revenues and a $3 million reduction of unabsorbed fixed cost of revenues. We expect our consolidated full year gross margin to be approximately 10% in 2018. Our general administrative expenses for the fourth quarter of 2017 and the full year was -- were $11.9 million and $84.4 million, respectively. Our year-over-year G&A expense as a percent of revenues was reduced from 5.3% to 4.6% for the fourth quarter, and from 5.3% to 5% for the full year. We believe that our G&A expenses will be approximately 5.3% to 5.4% of sales in 2018.
Fourth quarter 2017 other operating expense was $5.2 million compared to $2.7 million in the fourth quarter of 2016. This increase was due to higher members' interest expense of our 50% owned consolidated subsidiaries. Other operating expense for the full year of '17 was $14.6 million, an increase of $4.7 million over 2016. The year-over-year change principally reflects increases in members' interest expense of $2.6 million, $500,000 in earnout expense, a loss from the sale of an excess facility of $1.1 million and approximately $600,000 of acquisition-related expense. We believe that our other operating expense will be approximately $10 million in 2018, principally consisting of members' interest and earnout costs. Our operating income for the year ended December 31, 2017, totaled $26.2 million, an improvement of $30.9 million over 2016. Importantly, approximately half of this improvement was attributable to the improved Heavy Civil

Construction results, with a nice balance coming from improved -- improvements applicable to the Tealstone acquisition.
Interest expense increased in the fourth quarter and the full year of 2017 to $3.1 million and $9.8 million, respectively, reflecting the acquisition-related financing. That run rate is expected to continue in 2018, and we expect our interest expense, net of our interest income to be $11 million to $12 million in 2018. Finally, our noncontrolling owners' interest totaled $1.2 million for the fourth quarter 2017 and $4.2 million for the full year. The fourth quarter and full year 2017 increase over 2016 is a reflection of the additional increased activity related to our Rocky Mountain construction joint-venture projects. With one of these projects reaching substantial completion in late 2017, we expect our noncontrolling owners' interest to be approximately $3 million in 2018. The net effect of all these items resulted in fourth quarter net income of $3.1 million or a net income per share -- per diluted share of $0.11 compared to the fourth quarter of 2016 net loss of $6.3 million or $0.25 loss per diluted share.
Our full year net income was $11.6 million or a net income per diluted share of $0.43 compared to a full year net loss of $9.2 million in 2016 or $0.40 net loss per diluted share. While we exceeded our full year revenue guidance range, our actual full year net income approximated the midpoint of our net income guidance, which was $11 million to $12.5 million. Our higher-than-expected fourth quarter revenues were primarily driven by our consolidated joint-venture projects and our less than 50% owned subsidiaries. While this mix of project performance produces 100% of the related revenues and gross profit, only 50% to 60% of the consolidated economics are delivered to our bottom line. The higher joint venture and partner sharings manifest in higher-than expected other operating expense and noncontrolling interest, totaling approximately $2 million. Our 2017 EBITDA, which we define as operating income plus depreciation, amortization and stock-based compensation expense, totaled $46 million, more than 3.5x greater than the comparable number in 2016 of $12.6 million. By many measures, the Tealstone acquisition has been a quick success. One additional measure from a financial perspective is that for 2017, the results of Tealstone -- of the Tealstone business was accretive to our net income per diluted share by approximately $0.16.
Moving to our balance sheet. We ended the quarter with a cash balance of $84 million compared to $66.5 million at the end of the third quarter of 2017. This amount includes our corporate cash balance of $34 million, $18.9 million of cash accumulated by our majority-owned construction joint ventures, and the remaining balance of $31.1 million attributable to our less-than-wholly-owned subsidiaries.
Our debt totaled $90.1 million at the end of 2017, primarily consisting of our 5-year $85 million term loan. It is our current intention to repay approximately $10 million of our term loan during the half -- first half of 2018.
Now let's talk a little bit more about 2018. Using the foundation of our 2018 combined opening backlog of approximately $1 billion and a full year of operating results from our Tealstone acquisition, we have provided full year 2018 revenue guidance of $1 billion to $1.035 billion. Consistent with our prior expectations, we anticipate 2018 Heavy Civil Construction revenue percentage growth to be in the low single digits. Our 2018 Heavy Civil Construction revenue growth is negatively impacted by the late 2017 substantial completion of one of our large construction joint-venture projects.
Finally, given our solid 2017 Residential Construction results and our expectation of continuing strong housing starts in our primary markets, we believe Residential Construction revenue percentage growth will be in the low double digits. We anticipate net income attributable to Sterling common shareholders to be in the range of $23 million to $26 million, and we expect our full year 2018 diluted average shares outstanding to be approximately $27.5 million. Finally, we expect our 2018 EBITDA to be in the range of $57.5 million to $60.5 million. Now I will turn the call back to Joe.
Joseph A. Cutillo, Sterling Construction Company, Inc. - CEO, President and Director
Thanks, Ron. Overall, we are very pleased with the progress we have made and the results we were able to achieve in 2017. In 2018, we will remain focused on executing the 3 legs of our strategy: solidifying the base; growing high-margin products; and expansion into adjacent markets. Our markets remain strong, and we are positioned very well to take advantage of the opportunities out there, as we more than double our profitability in 2018. And now, we'd be happy to take your questions.
QUESTIONS AND ANSWERS
Answer – Operator: (Operator Instructions) Our first question is from Sean Eastman with KeyBanc Capital Markets.
Answer – Sean D. Eastman: First question from me. I just wanted to drill down on the gross margins. You guys did provide quite a bit of color, which I appreciate, but I'm just wondering if you could tell us exactly what legacy Sterling did in 2017 in terms of gross margin? Just how you executed on the margin and backlog entering the year? And, I guess, more importantly, as we look out into 2018, what are kind of the key swing factors around executing on that 8.4% margin and backlog as it stands today?
Answer – Joseph A. Cutillo: Yes. Ron?

Answer – Ronald A. Ballschmiede: Sure. Let's see here. So for full year 2018 (sic) [2017], our Heavy Civil gross margin was 7.9%. So the delta between 7.9% and the full year of 9.3% is the incremental impact of the Tealstone margins. The project, I think, I'm going to get them all in my mind here, the project performance last year was, frankly, incredible. Our goal -- we track ups and downs of estimated margins of every project every month and we sum those to make sure that, that key performance measure is monitored and reacted to quickly. So perhaps, for the first time in many, many, many years, we actually wound up with about a $900,000 improvement. In other words, we made $900,000 more gross profit from executing our work than we had estimated we would make at the beginning of the -- in our beginning backlog. So that's pretty good. Now don't get me wrong, there's ups and there's downs. The trick is like playing golf, keep it in the middle of the fairway. And so that's just great results and one we worked on hard. I think our backlog -- a few messages in the script. The backlog had some interesting items in it. The most important is recognizing that the revenue coming from our large joint-venture projects are shared somewhere 40% or 50% -- in one case, 40%, in one case, 45% by our partners. And that's great work. We do that to optimize on each of our talents. But that makes our revenue in return a little bit complicated. So that's why we try to break that out a little bit. So we have one of those projects remaining. It'll be less than 10% of our revenue. So we -- so, therefore, we won't be -- don't expect to give $4 million back to our partners. We'll give them their fair share of about $3 million next year. And then the other part is the balance of the backlog in -- is -- if you take out our Rocky Mountain market, it's probably, size wise, consistent with what we entered the year in. I don't have that exact math with me but it's pretty close, which means, we are selective in making sure we're taking on jobs that we can deliver the estimated margin on. So I think that covered most of your -- did I miss something?
Answer – Joseph A. Cutillo: Yes, and our objective, as we go into 2018, Sean, is, we feel very good that we performed above this year. We certainly would like that trend going. But our objective is to be, what I'll call, on par, have the goods offset the bads. But as we continue to be more selective on projects, I think that gives us a little more opportunity to execute better as we get through them.
Answer – Sean D. Eastman: Okay. Great. And maybe just moving over to the inflation topic that's come up quite a bit recently. Could you just walk us through how you're thinking about potential pickup in inflation and material costs? And how that flows through the business? And how concerning that is for yourselves?
Answer – Joseph A. Cutillo: Well, we really have 3, I'll call it 3 major components that would be affected by inflation, which are steel, concrete and oil. So the diesel fuel and also oil for blacktop and that sort of thing. We do a couple things. One is, we're trying to, to our best of our ability, which is certainly challenging when things move quickly, but we're trying to look out at the length of the project and anticipate what the inflationary rates will be and build that into the material costs. But in addition, a large percentage of our contracts have escalators built in. So if material goes up 1%, we're not going to get an escalator. There are different percentages in the contracts that if it exceeds a growth rate or an inflationary rate of a certain percentage, there are escalators that we can put into the contract to claw some of that back.
Answer – Ronald A. Ballschmiede: Wages.
Answer – Joseph A. Cutillo: Wages. Yes, we build in our bids, our anticipated inflation of wages for the next year and try to keep up with that. We increased the workforce in 2017 by over 6%, so we were doing a fair amount of hiring. We see the work environment getting tighter. It's certainly taking longer to fill positions. But knock on wood, so far, we've seen rational inflationary activity. We haven't seen any craziness yet.
Answer – Sean D. Eastman: Okay. That's helpful. And just lastly for me. Looking at the 50-50 heavy highway, non-heavy highway target for end 2019, I think you guys said, it was 30% of backlog is non-heavy highway at this point. I'm just wondering what your line of sight is on reaching that target, whether that's sort of a clear prospects pipeline or perhaps another acquisition that you guys might need to do to get there? Any kind of color on getting to that target would be...
Answer – Joseph A. Cutillo: Yes, there's a couple different pieces. First, we have the organic side. We, just at the beginning of this year, hired an individual who's running strategy and business development with -- I'll call it, 70% of Jeff's time focused on airport activities. But we want to continue to grow out that airport activity up organically. I will also tell you that we'll be looking at potential acquisitions along the way, and if we find the right one, that's kind of a home run for us, right? In addition, we're switch hitting -- we talk about it as really going to revenue because the Tealstone business is certainly non-heavy highway. That business will continue to grow, not only this year but next year, as we expand -- not only as we expand but the Dallas market is growing in those low double digits and it looks like that will be for the next 3 years, is the best outlook that we have, based on land development. We are expanding into Houston. For those of you who don't know, Houston just surpassed Dallas for housing starts. So the Houston market is coming on extremely strong. We will be expanding into Houston and a couple surrounding markets in 2018. Now that's going to be a -- that's not an overnight double, okay? We've got to ramp up. We've got to build crews and all that stuff. But our timing is very good for the entry into the Houston market, and we think by the end of 2018, we'll have some decent volume and sizable run rate to go into '19. And outside of airport and outside of the organic residential growth, one of the things we are in a great position on that we weren't in the past, is ending the year with roughly $84 million of cash. We'll buy down a little debt, as Ron said, in the first half, about $10 million. But we anticipate to continue to grow that cash as we go through the year, and we're going to look at the best use of that money in -- whether that's an acquisition or buying down more debt, whatever that's going to be.
Answer – Operator: Our next question is from Bobby Burleson with Canaccord.
Answer – Jonathan DeCourcey: Jon DeCourcey on for Bobby. First off, just a couple of questions. So for revenues in the fourth quarter, how much of that came from storm restoration? And what will that be, kind of, moving forward as you guys look to this year in terms of both really revenue contribution as well as just better bidding on projects?
Answer – Joseph A. Cutillo: Yes, John. Very little, maybe $1 million to $2 million of revenue for storm restoration in the quarter. Not a huge amount, a couple million bucks. Where we see -- what we're doing, we're in the process of putting a team together, where we see the opportunity, and this is going to be a longer-term play, is that there's close to $80 billion that was just released, of which, a huge number is coming to Houston and going to the Army Corps of Engineers for redoing the storm drainage system in and around the Houston area, including everything from additional reservoirs, okay, to redoing the entire drainage system through Houston to move the water. That's in the very early stages. The money is just being appropriated. We want to put a team on -- strictly focused on that and trying to work on that. That's the -- just for everybody's little bit of history, that's where our Texas business started, was on underground pipe storm water, and they're very good at it. That work has been less and less in the Houston market over the last several years. But there are several projects coming back as a result of the hurricane and there's this major funding slug. The reality is, by time you get the funding, get in, work, design it, and have something happen. I would be shocked if we saw any significant benefit in 2018. But to me, that's more of a 2019 and beyond opportunity for us. If we got something late in '18, we'd all be very happy. But I think it'd be hard for me to bet on that at this point in time.
Answer – Jonathan DeCourcey: And would that kind of factor into the same kind of non-core Heavy Civil, hypothetically?
Answer – Joseph A. Cutillo: Yes, absolutely. That's exactly -- what we'd like to do is, think of it as, we are taking our skill sets to a different end customer with a value proposition versus just a low bid beating up against 100 different people, right?
Answer – Jonathan DeCourcey: Okay. Great. And then kind of on that bidding against 100 people, can you kind of give some color on how the Texas market is for bidding in terms of rationality? And then additionally, how that's going to factor into the backlog?
Answer – Joseph A. Cutillo: Yes, interestingly enough. I would have thought, by now, the Texas market would have become more rational and less -- there was a period of time where there was not a lot of work and people had to get work to stay busy. The reality is, there's a lot of funding in Texas. The TXDOT is behind, as everybody knows, of releasing work and they're trying to put a recovery catch up plan in place. But honestly, in the Texas market, unlike some of the other markets, we're still seeing 10 to 12 bidders at the table. And when we see 10 to 12 bidders at the table, we are not going to be low. It's not uncommon for somebody to be 15% to 20% below our bids, which we're never going to go after. So we still see the Texas market as a very tight market. So we continue to be selective. We're looking for the jobs of -- I'll give you an example, one in San Antonio, we bid in 1 last year and there's a couple more coming out similar to it, that have multiple elements to it. Not enough critical mass to get one particular player excited. So if you have some black paving work, some white paving work, a couple of small bridges, and some road widening, what you get into is the true black paving guys. There's not enough there to get them excited to come in and do the job. The guys prefer white paving. There's not enough there for them to come in and get excited. The really big bridge guys, the bridges are too small. There's not enough bridge activity on the project to get them excited. But we do small bridges very well in Texas. We do black paving very well in Texas. We do white paving, and we do widening. So those are the kind of projects that we're waiting and looking for. Sometimes they're $10 million projects and sometimes they're $60 million projects, but we're being very selective on that. When we find those, we tend to see that there is the, I'll call it, the more normal 4 to 6 bidders versus the 10 to 12 bidders. And that environment is a lot better. At the end of the day, I'd much rather see 3 to 4 bidders, but I still think we're a little ways away in the Texas market for that. The other thing that hits the Texas market that everybody has to understand is, the Midwest is still very, very far behind on spending and spending rates. So we continue to see a lot of contractors that are, what I'll call, traditionally out-of-state contractors trying to take advantage of some of the money in Texas to keep their operations going.
Answer – Operator: (Operator Instructions) Our next question is from Bill Newby with D.A. Davidson.
Answer – William James Newby: Just want to kind of drill into Tealstone a little bit more. There is a little more seasonality there than what we had expected on the top line. Was that expected? And could you talk about maybe the cadence through Q1, just because we don't have a comp for that year and what you guys are expecting from that business?
Answer – Ronald A. Ballschmiede: Sure. There are sort of 2 factors in there. One is just the seasonality. Certainly, our largest -- this weather pattern -- the weather here in Texas, second and third quarter will be the largest. On top of that, as we're going to try and relocate and build a new home, the housing starts tend to be the best in the third -- second and third quarter, so that exacerbates a little bit that seasonality. In the fourth quarter here, it was -- the weather didn't help us. We had a lot of rain, particularly in the Dallas area. And so the good news about rain, if there is such a thing, is it's a variable-cost business. So we didn't have a significant impact on our Heavy Civil side, where we would have had more of an impact because we have more fixed cost. But the variable margin coming out -- or the margin coming out of that business stays within a percentage point of the norm. So it's not a big impact on profitability, it's just on the revenue side. So first quarter right now looks to be a little bit better than the fourth. So it's a little bit better than -- so our Heavy Civil will remain in order of best to worst on revenues, third quarter, second quarter, fourth quarter, first quarter. I think Tealstone could help us flip that a little bit between fourth quarter and first quarter but not by a lot, so it's pretty similar. And I think, interestingly, that's one -- it -- because of the margin difference is pretty substantial, Tealstone, as a percent of our total revenues, was about 15% -- a little over 15% in the second quarter and 11.8% in the fourth quarter. On a consolidated results, that's 40 basis points of GP. So it moves at a fair amount.
Answer – Joseph A. Cutillo: Yes, the -- little bit of color on kind of the building world. If you think of the year-end, several of our large customers are also publicly held companies. And if they're not going to close houses at year-end, they don't want to necessarily start them and have the cost without the purchase and the revenue. So they're trying to close out and get all their houses off the market. And then the beginning of the year seems to be a flurry of activity and that kind of starts over again. But I want to -- keep in mind, Tealstone still had a record quarter, so we were very happy. They did a great job. The weather was terrible. The weather has been tough for Texas. To be honest, in the first quarter, we've had a tremendous amount of rain. But with their variable model, as Ron said, and their ability to catch up, these guys have done an outstanding job.
Answer – William James Newby: Yes. That's very helpful. Appreciate it. And Joe, just another follow-up, just on the bidding environment you are seeing, just outside of Texas, I guess. Utah has been, by our metrics, one of the strongest public markets in the country. Are you seeing any signs of a slowdown there? And then any more color on the other Rocky Mountain states and what you're seeing there?
Answer – Joseph A. Cutillo: Yes. The Rocky Mountain region, we're very happy with. Utah is -- it's -- it went through several years of lull. They're having some great activity. We have sight of 2018. 2018 looks like another phenomenal year. We don't have as much sight on '19 yet, to be honest, but we're confident with some of the bid activity. And candidly there are several projects that we are completing that will have next legs of projects coming out. So they'll produce, call it, 5 miles of road, when that project comes to the end, they've got to put the next 5 miles of road in. So we see those coming down the road, no pun intended, as we go there. We like the Colorado market as well. That market, we continue to grow in and we'll continue to add more activities in the Colorado market, as we go forward. We think, right now, if you go a little further West, though the Nevada market has been very slow. We still believe that Reno area and some of the corresponding areas with all of the industrial activity that's taking place is going to be a very, very strong market over the next 24 months. And in addition, we think that there might be some housing opportunities out in those markets as well with Tealstone. One comment I neglected on the prior question related to Texas. As I said, the Texas market is very competitive. We're seeing 10 to 12 bidders on a lot of these. However, I will tell you, the Texas team has done an outstanding job with -- as we talk about how much we leave on the table when we're winning bids, the Texas team averaged about 2% left on the table for the bids that we won in 2017, which was a huge improvement over the past, they were leaving up to 8% on the table. So they have really refined the bid process. They have been disciplined in the marketplace, much more selective, and as a result, the bids they are winning are much higher quality bids, and we're eking out really every penny we can at this point in time.
Answer – William James Newby: Appreciate the color. And I'll just toss one more at you, Joe, since you brought it up on
Tealstone, maybe going into Nevada. Have you -- I mean, as you're thinking about moving that business in the more geographies and, kind of, I guess (inaudible)
Answer – Joseph A. Cutillo: Yes, let me reiterate, I probably have confused you on the Nevada thing. What we're actually seeing there is a little bit of, what I'll call, cross-selling. D.R. Horton, who is one of the large customers -- one of our largest customers in Dallas, who we're working directly with in both the Houston market and some surrounding markets in Houston, we worked with them in Nevada and are working with them to potentially do some subdivision excavation, okay? So this is that pull through, the other way, where our Nevada business is a heavy dirt, heavy earthmoving operation. That's their expertise and building small roads, we're very, very good at it. So we are leveraging our core competencies in the Nevada market to try a development or 2 -- working to try a development or 2 with D.R. Horton to see how that works. So little bit of clarity on what I was really referring to there. If you look at the Tealstone side guys, Houston is the first expansion market, Houston and surrounding areas, the Lake Charles, just over the Louisiana border, market is on fire. That's a nice little market for us. The Houston market is on fire. After that, it would probably be another city in Texas. If we moved outside of Texas, I think the first logical place for us would probably be the Phoenix market. Very similar pads, very similar structures.
Answer – Operator: Our next question is from Aron English with English Capital Partners.
Answer – Aron English: As we look at guidance for the year, I know, last year, you guys took a fairly conservative approach and ended up raising guidance later in the year. I know it's early, but I'm just trying to get a sense of how much the guidance contemplates weather and any improvement in TXDOT?
Answer – Joseph A. Cutillo: Yes. Well, Aron, I will tell you, we certainly try to factor in weather into all of our planning. So we'll take, I'll call, the natural averages of days out and all of those sort of things. We would rather be slightly conservative than too far over our skis. As a management team, that's just our philosophy. Last year, let's be honest, we had a hurricane, we had mudslides, we had fires. We didn't really have those in our forecast. The good news is, we were able to overcome those and still execute and have an outstanding year. So what we'd like to do is get through the first couple quarters. We got the variability of TXDOT, we got a couple of other things out there. But we feel very good about the plan and the numbers we've put out there. We hope to hit on some things between now and year-end, but until we hit on them, we have no idea and can't guarantee them. So I think we've put numbers out there we feel good about and feel comfortable with our existing backlog and our existing burn rates. And we'll go from there.
Answer – Aron English: Great. Appreciate that. And I know you guys are focused on running the business and less about the vagaries of the stock market. But the stock lost about 1/3 of its value on what we figured was probably people anticipating a soft quarter. Obviously, that wasn't the case, as we know now. I was wondering if there's any other news that you are aware of that sent the stock from $18 to $12?
Answer – Joseph A. Cutillo: No, we're as confused as anybody when we see these crazy volatile moves. We feel very good. We ended right where we anticipated. We shouldn't have surprised anybody. We try to give as -- the best guidance that we can. Markets are still strong. I think sometimes, people are overanalyzing the next infrastructure bill and all of that. The reality is, the markets without the next preparation or next level of infrastructure bill are still the best, and in a lot of areas, still getting better than they have been in the last 5 or 6 years. So we feel very good about, one, where we are from a bid process and an execution process, two, where the markets are. We have our backlog staged for 2018 for the most part, and we look at all the other stuff, whether that's federal funding to Houston or infrastructure bill is kind of the next level of upside. And when it hits, we will all be happy. But we've got to manage the business without it, and we feel very good on where the business and where the market is even without that stuff.
Answer – Ronald A. Ballschmiede: The other thing I'd add is -- we -- we're -- we've been trying hard to get out on these calls and otherwise and help people understand how our business works. We have some complexity in it that, frankly, if we were to erase the blackboard and start all over, we wouldn't like to have. But -- so for instance, that's why I spent some time, I wouldn't call it guidance, but helping everybody with their modeling. It is almost impossible for a third party to predict things like how much is our sharing of our consolidated 50% owned ventures. So the only thing we can do is tell you what we think they are right now for 2018, which I tried to do on my opening script. The other one is -- maybe to add a little bit more on Joe's point, the other element of confusion is always how fast does that higher margin work that we're bidding roll into income? And I will tell you, everybody always has it too quickly. So we have 8.4% in our backlog today, about 70% of that will be burned off, 80% will be burned off to represent, I don't know, probably 70% of our revenues next year, it's coming out of backlog. But what gets burned off is cycled. So the lower margin gets backed off first, the higher then. So if this year, we ended at 8%, that's what we entered -- in backlog, that's where we ended 2016 in. That's probably the right flow. So I wouldn't expect something extraordinarily different than 8.4% for the full year order of magnitude coming out of Civil, not the 9% that we sold at in 2018. A lot of that work hasn't turned a spade of dirt yet. So that's the other thing that -- just the pace of some of those items, I think, get people a little confused. We're driving up on that.
Answer – Aron English: Yes, I think, looking forward, the triple-digit earnings growth if you hit the guidance, and then as we -- we're longer term, so when we look ahead to next year, if the consensus numbers are even in the ballpark, you guys are trading at something like 9x earnings. So I'm sure it'll take care of itself.
Answer – Joseph A. Cutillo: We believe it will too.
Answer – Operator: We now have a follow-up question from Sean Eastman with KeyBanc Capital Markets.
Answer – Sean D. Eastman: Just a quick follow-up for me. I just wanted to talk about kind of how the earnings outlook plays out through the year? Maybe you could just give me a bit of color on what the significant moving parts for RLW mean in terms of how the year plays out? And then, of course, also it's been a pretty wet first quarter in Texas. So any color on that and just setting expectations on the buildup would be great.

Answer – Joseph A. Cutillo: I'll let Ron get into the details, but we have, traditionally, in the heavy highway side, it's very consistent. Our first quarters are our slowest quarter. Second is the -- will be the second busiest, third, the busiest and fourth, the second slowest, right, that is like clockwork. Just the magnitude to it. Now what will smooth that out a little bit is we now have Tealstone for the full 4 quarters, but we are certainly still going to keep that, I'll call it, that cadence, where the first quarter will be our lowest, second will be our second highest, third will be our highest quarter and fourth will be our second lowest. So that doesn't really change. The magnitude of the up and the magnitude of the down is softened somewhat from the Tealstone business, but we still see the same kind of cycle. And, Ron, you want to add to that?
Answer – Ronald A. Ballschmiede: Yes. I think Texas is a big place. So when we talk about rain in Dallas, that doesn't mean we've had an unusual amount of rain in San Antonio or...
Answer – Joseph A. Cutillo: The west…
Answer – Ronald A. Ballschmiede: The west side of the state. Or even in Texas, we've had some rainy weather, but nothing out of the ordinary. So there was no message being sent there. I think in -- in the Rocky Mountains, it's -- if you had to draw a piece of paper on when to get a new order or finish one we did it right? They were -- maybe we're a lot lucky, I don't know. So we finished one of those large construction joint-ventures projects. And in that region, when we get an award, we start work on it. It doesn't have a much of a delay. So the $139 million, call it, $140 million project that we announced last month or so in Colorado, we are burning revenues on it. And that is a 100%-owned contract or projects, so the economics are ultimately better all the way to the bottom line. Then I think the other one is, our Texas -- the percentage of our Texas business to the total heavy highway is now, call it, 20%. So some of that was intentional. Some of that was because we're growing in some of the other markets, our better markets, frankly right now, for opportunities. That doesn't mean we'll run away from Texas, but we're winning the ones we want to win and bidding right. So what that means is Texas isn't wagging the dog anymore. It's an important market for us. We're doing well in it. Good performance or much improved performance in 2017 and looking to pick up more in 2018.
Answer – Operator: Ladies and gentlemen, we have reached the end of our question-and-answer session. I would like to turn the call back to Joe for closing remarks.
Answer – Joseph A. Cutillo: Great. Thanks, again, everyone for joining our call today. If you wish to schedule a call, please feel free to contact our Director of Investor Relations, Jennifer Maxwell, or our partners at The Equity Group. Their contact information can be found at the bottom of the press release. And again, thanks, everyone, and have a great day.
Answer – Operator: Thank you. This concludes today's conference. You may disconnect your lines at this time, and thank you for your participation.
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